Exhibit 15.1

CHINA NATURAL RESOURCES REPORTS FIRST HALF 2025 RESULTS

HONG KONG, December 31, 2025 – China Natural Resources Inc. (NASDAQ: CHNR) (the “Company”) today announced its results of operations for the six months ended June 30, 2025. For the convenience of the reader, amounts in Chinese Yuan (“CNY”) have been translated into United States dollars (“US$”) at the rate of US$1.00 = CNY7.1725 as quoted by www.ofx.com on June 30, 2025, except as otherwise disclosed.

Mr. Wong Wah On Edward, Chairman of the Company, commented, “We are continuing to prudently invest in our exploration activities as we work to extract further value from the Wulatehouqi Moruogu Tong Mine. Although the acquisition of William Minerals has encountered delay, we are using our best endeavors to resolve the condition precedent to the closing of the acquisition. We will move forward and leverage our mining expertise as we continue to execute on our long-term business strategy.”

Financial Results for the Six Months Ended June 30, 2025

Administrative expenses for the six months ended June 30, 2025 were CNY3.14 million (US$0.44 million), as compared to expenses of CNY4.00 million for the same period in 2024. The decrease was mainly due to the reduction of daily expenditure as the company adopted a stringent cost control policy.

Fair value gain on financial instruments for the six months ended June 30, 2025 was CNY1.88 million (US$0.26 million), as compared to CNY3.86 million for the same period in 2024. The amount represented the fluctuation of fair values of the Company’s outstanding warrants.

Loss for the six months ended June 30, 2025 was CNY1.27 million (US$0.18 million) as compared to CNY0.12 million for the six months ended June 30, 2024. The increase in loss was mainly due to the decrease of fair value gain on financial instruments.

The Company had a US$0.10 million balance of cash and cash equivalents at June 30, 2025.

About China Natural Resources:

China Natural Resources, Inc. (NASDAQ: CHNR) is currently a holding company that operates in exploration and mining business. The Company is engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including exploring for lead, silver and other nonferrous metal, and is actively exploring business opportunities in the healthcare and other non-natural resource sectors. In 2023, China Natural Resources agreed to acquire Williams Minerals, which operates a lithium mine in Zimbabwe, for a maximum consideration of US$1.75 billion. Currently, we are actively working with all involved parties to close the deal as soon as possible. Williams Minerals is owned by China Natural Resources’ controlling shareholder, Feishang Group Limited, and a non-affiliate, Top Pacific (China) Limited.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the potential presented by the exploration and mining sector in the People’s Republic of China (the “PRC”) and other industry sectors in the PRC generally; the impact on the Company’s financial position, growth potential and business of in the sale of Precise Space-Time Technology and Shanghai Onway specifically; the experience, supply chain and customer relationships and market insights of the Precise Space-Time Technology team; and the Company’s ability to locate and execute on strategic opportunities in non-natural resources sectors. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are uncertainties associated with metal price volatility; uncertainties concerning the viability of mining and estimates of reserves at the Company’s Wulatehouqi Moruogu Tong Mine in Inner Mongolia; uncertainties regarding our ability to acquire a mining permit and to extract mineral reserves located in the Moruogu Tong Mine in an economically feasible manner; uncertainties related to our ability to fund operations and capital expenditures; uncertainties relating to the acquisition of Williams Minerals that were not discovered by us through our due diligence investigation; uncertainties related to the completion of the acquisition of Williams Minerals which is conditional upon satisfaction or waiver of various conditions; failure to complete the acquisition of Williams Minerals may have a material adverse effect on the Company’s business, financial condition and results of operations; uncertainties related to the realization of the anticipated benefits associated with it; the potential lack of appetite for the Company’s current holdings as consideration for a transaction; uncertainties related to geopolitical events and conflicts, such as the conflict between Russia and Ukraine; uncertainties regarding the impact of climate change on our operations and business; uncertainties related to possible future increases in operating expenses; the fluctuations of interest rates and foreign exchange rates; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to the Company’s ability to fund operations; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

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CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(Amounts in thousands, except share and per share data)

	Six Months Ended June 30,
	2024	2025	2025
	CNY	CNY	US$
	(Unaudited)	(Unaudited)	(Unaudited)
Administrative expenses	(3,996)	(3,141)	(438)
Fair value gain on financial instruments	3,862	1,875	261
Finance costs	(30)	(9)	(1)
Finance income	42	1	—

LOSS BEFORE INCOME TAX	(122)	(1,274)	(178)

Income tax expense	—	—	—

LOSS FOR THE PERIOD	(122)	(1,274)	(178)

ATTRIBUTABLE TO:
Owners of the Company	(122)	(1,274)	(178)
Non-controlling interests	—	—	—

LOSS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY:
Basic and diluted	(0.10)	(1.01)	(0.14)

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CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

AS OF JUNE 30, 2025 (UNAUDITED) AND DECEMBER 31, 2024

(Amounts in thousands)

	December 31,	June 30,
	2024	2025	2025
	CNY	CNY	US$
	(Audited)	(Unaudited)	(Unaudited)

ASSETS

NON-CURRENT ASSETS
Property, plant and equipment	49	47	7
Other non-current assets	256,484	249,440	34,777

TOTAL NON-CURRENT ASSETS	256,533	249,487	34,784

CURRENT ASSETS
Prepayments	1,242	1,243	173
Other receivables	32	49	7
Cash and cash equivalents	3,082	727	101

TOTAL CURRENT ASSETS	4,356	2,019	281

TOTAL ASSETS	260,889	251,506	35,065

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade payables	280	280	39
Other payables and accruals	3,536	1,625	227
Derivative financial liabilities	2,138	236	33
Due to related companies	11,361	11,563	1,612

TOTAL CURRENT LIABILITIES	17,315	13,704	1,911

NON-CURRENT LIABILITIES
Other payables	76,945	75,947	10,589
Due to the Shareholder	78,567	75,361	10,507

TOTAL NON-CURRENT LIABILITIES	155,512	151,308	21,096

TOTAL LIABILITIES	172,827	165,012	23,006

EQUITY
Issued capital	450,782	450,782	62,849
Other capital reserves	772,465	772,465	107,698
Accumulated losses	(1,126,011)	(1,127,285)	(157,168)
Other comprehensive losses	(9,174)	(9,468)	(1,320)

EQUITY ATTRIBUTABLE TO OWNERS OF THE COMPANY	88,062	86,494	12,059
NON-CONTROLLING INTERESTS	—	—	—

TOTAL EQUITY	75,995	86,494	12,059

TOTAL LIABILITIES AND EQUITY	260,889	251,506	35,065

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CHINA NATURAL RESOURCES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (CONTINUED)

AS OF JUNE 30, 2025 (UNAUDITED) AND DECEMBER 31, 2024

(Amounts in thousands)

The condensed consolidated statements of profit or loss of the Company for the six months ended June 30, 2025 and 2024, and the condensed consolidated statements of financial position of the Company as of December 31, 2024 and June 30, 2025, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The condensed consolidated statements of profit or loss and the condensed consolidated statements of financial position have been derived from and should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2024 contained in the Company’s Annual Report on Form 20-F as filed with the Commission on May 15, 2025.

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